VALHI REPORTS SECOND QUARTER 2026 RESULTS

DALLAS, TEXAS . . August 6, 2026. Valhi, Inc. (NYSE: VHI) reported net income attributable to Valhi stockholders of $22.3 million, or $.78 per share, in the second quarter of 2026 compared to net income of $.9 million, or $.03 per share, in the second quarter of 2025. For the first six months of 2026, Valhi reported net income attributable to Valhi stockholders of $24.3 million, or $.85 per share, compared to $17.8 million, or $.62 per share, in the first six months of 2025. Net income attributable to Valhi stockholders increased in the second quarter of 2026 as compared to the same period of 2025 primarily due to higher operating results from the Chemicals Segment. Net income attributable to Valhi stockholders increased in the first six months of 2026 as compared to the same period of 2025 primarily due to improved operating results across all business segments.

The Chemicals Segment’s net sales of $558.1 million in the second quarter of 2026 were $63.7 million, or 13%, higher than in the second quarter of 2025, and net sales of $1.1 billion in the first six months of 2026 were $83.7 million, or 9%, higher than in the first six months of 2025. The Chemicals Segment’s net sales increased in the second quarter and first six months of 2026 compared to the same periods of 2025 primarily due to market share gains across all markets and the favorable impact of changes in currency exchange rates (primarily the euro), which our Chemicals Segment estimates increased its net sales by approximately $10 million and $41 million, respectively. These favorable impacts were partially offset by lower average TiO2 selling prices and the unfavorable impact of both lower average selling prices and sales volumes within the Chemicals Segment’s complementary businesses. Our Chemicals Segment started 2026 with average TiO2 selling prices lower than at the beginning of 2025; however, its average TiO2 selling prices increased 4% during the first six months of 2026. During the second quarter of 2026, our Chemicals Segment announced and implemented various price increases and surcharges in response to higher operating costs. The table at the end of this press release shows how each of these items impacted the Chemicals Segment’s net sales.

The Chemicals Segment’s operating income in the second quarter of 2026 was $40.4 million compared to $10.3 million in the second quarter of 2025. For the first six months of 2026, the Chemicals Segment’s operating income was $54.9 million compared to $51.5 million in the first six months of 2025. The Chemicals Segment’s operating income increased in both the second quarter and first six months of 2026 compared to the same periods of 2025 primarily due to higher sales volumes, lower production costs, including lower raw material costs (primarily feedstock) and lower unabsorbed fixed costs, as well as the benefits of the cost reduction initiatives implemented in the fourth quarter of 2025 designed to permanently improve our Chemicals Segment’s cost structure and operational efficiency. These favorable factors were partially offset by lower average TiO2 selling prices and the unfavorable impact of changes in currency exchange rates. Fluctuations in currency exchange rates (primarily the euro) decreased our Chemicals Segment’s operating income by approximately $12 million in the second quarter of 2026 and approximately $18 million in the first six months of 2026 compared to the same prior year periods.

The Component Products Segment’s net sales were $43.6 million in the second quarter of 2026 compared to $40.3 million in the second quarter of 2025 and $84.2 million in the first six months of 2026 compared to $80.6 million in the same period of 2025. The Component Products Segment’s net sales increased in the second quarter and for the first six months of 2026 compared to the same periods in 2025 due to higher security products sales across a variety of markets including the healthcare, transportation, tool storage and distributor markets and higher marine components sales to the industrial market. Operating income attributable to the Component Products Segment was $8.9 million in the second quarter of 2026 compared to $6.3 million in the second quarter of 2025 and $16.0 million in the first six months of 2026 compared to $12.2 million for the same prior year period. The Component Products Segment’s operating income increased in the second quarter and for the first six months of 2026 compared to the same periods in 2025 due to higher sales and gross margin predominantly at the security products reporting unit and, to a lesser extent, the marine components reporting unit.

The Real Estate Management and Development Segment had net sales of $4.4 million in the second quarter of 2026 compared to $5.7 million in the second quarter of 2025. For the first six months of 2026, the Real Estate Management and Development Segment had net sales of $14.1 million compared to $14.2 million in the same period of 2025. Land sales revenue is generally recognized over time based on cost inputs, and land sales revenues are dependent on spending for development activities. Net sales decreased in the second quarter of 2026 and first six months compared to the same periods in 2025 due to the slower pace of development activity for previously sold parcels within the residential/planned community as our Real Estate Management and Development Segment nears completion of its development work. This decrease in net sales for the first six months of 2026 was mostly offset by the first quarter sale of the final commercial parcel for $7.3 million, which had no further development obligations and was therefore immediately recognized as revenue. The pace of development activities is dictated by a number of factors such as city permit and design approval, approvals from the Nevada Department of Environmental Protection, and labor and materials availability. The Real Estate Management and Development Segment also recognized tax increment infrastructure reimbursements of $16.7 million ($8.7 million, or $.30 per share, net of income tax and noncontrolling interest) and $17.2 million ($8.9 million, or $.31 per share, net of income tax and noncontrolling interest) in the first six months of 2026 and 2025, respectively. Additionally, during the second quarter of 2026 the Real Estate Management and Development Segment sold the office building used in its operations and recognized a gain on the sale of approximately $5.8 million ($3.0 million, or $.10 per share, net of income tax and noncontrolling interest).

Corporate expenses were 2% lower in the second quarter of 2026 and 5% lower in first six months of 2026 compared to the same respective periods in 2025 primarily due to lower environmental remediation and related costs. Interest income and other increased $.3 million in the second quarter of 2026 primarily due to increased interest income received on the Real Estate Management and Development note receivable offset by decreased average investment balances and lower average interest rates. Interest income and other decreased $.5 million in the first six months of 2026 compared to the same period of 2025 primarily due to decreased average investment balances and lower average interest rates partially offset by increased interest income received on the Real Estate Management and Development note receivable. Interest expense increased $.9 million and $2.4 million in the second quarter and first six months of 2026, respectively, compared to the same periods in 2025 primarily due to higher overall debt levels and higher average interest rates.

Our net income attributable to Valhi stockholders in the first six months of 2026 includes an income tax expense of $2.0 million ($1.3 million, or $.04 per share, net of noncontrolling interest) related to the recognition of an uncertain tax position at our Chemicals Segment in connection with a German tax audit in the first quarter.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, we continue to face many risks and uncertainties. Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

●	Future supply and demand for our products;
●	Our ability to realize expected cost savings from strategic and operational initiatives;
●	Our ability to integrate acquisitions into Kronos’ operations and realize expected synergies and innovations;
●	The extent of the dependence of certain of our businesses on certain market sectors;
●	The cyclicality of certain of our businesses (such as Kronos’ TiO2 operations);
●	Customer and producer inventory levels;
●	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
●	Changes in raw material and other operating costs (such as ore, zinc, brass, aluminum, steel and energy costs) or the implementation of tariffs on imported raw materials;
●	Changes in the availability of raw materials (such as ore);

●	General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs, reduce demand or perceived demand for TiO2, component products and land held for development or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, tariffs, natural disasters, terrorist acts, global conflicts and public health crises);
●	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, certain regional and world events or economic conditions and public health crises);
●	Technology related disruptions (including, but not limited to, cyber-attacks; software implementation, upgrades or improvements; technology processing failures; or other events) related to our technology infrastructure (including manufacturing and accounting systems) that could impact our ability to continue operations, or at key vendors which could impact our supply chain, or at key customers which could impact their operations and cause them to curtail or pause orders;
●	Competitive products and substitute products;
●	Competition from Chinese suppliers with less stringent regulatory and environmental compliance requirements;
●	Customer and competitor strategies;
●	Potential consolidation of our competitors;
●	Potential consolidation of our customers;
●	Our ability to retain key customers;
●	The impact of pricing and production decisions;
●	Competitive technology positions;
●	Our ability to protect or defend intellectual property rights;
●	The introduction of new, or changes in existing, tariffs, trade barriers or trade disputes;
●	The ability of our subsidiaries to pay us dividends;
●	Uncertainties associated with new product development and the development of new product features;
●	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone) or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies;
●	Decisions to sell operating assets other than in the ordinary course of business;
●	The timing and amounts of insurance recoveries;
●	Our ability to renew or refinance credit facilities or other debt instruments in the future;
●	Changes in interest rates;
●	Our ability to maintain sufficient liquidity;
●	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
●	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria;
●	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation or decommissioning obligations at sites related to our former operations);
●	Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NLI Holdings, with respect to asserted health concerns associated with the use of such products)

including new environmental, sustainability, health and safety or other regulations (such as those seeking to limit or classify TiO2 or its use);
●	The ultimate resolution of pending litigation (such as NLI Holdings’ lead pigment and environmental matters);
●	Our ability to comply with covenants contained in our revolving bank credit facilities;
●	Our ability to complete and comply with the conditions of our licenses and permits;
●	Changes in construction costs in Henderson, Nevada; and
●	Pending or possible future litigation (such as litigation related to CompX’s use of certain permitted chemicals in its production process) or other actions.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected. We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the chemicals (TiO2), component products (security products and recreational marine components) and real estate management and development industries.

*****

Investor Relations Contact

Bryan A. Hanley

Senior Vice President and Treasurer

Tel. 972-233-1700

VALHI, INC. AND SUBSIDIARIES

CONDENSED SUMMARY OF INCOME

(Unaudited)

(In millions, except earnings per share)

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2026	2025	2026
Net sales
Chemicals	$494.4	$558.1	$984.2	$1,067.9
Component products	40.3	43.6	80.6	84.2
Real estate management and development	5.7	4.4	14.2	14.1

Total net sales	$540.4	$606.1	$1,079.0	$1,166.2

Operating income
Chemicals	$10.3	$40.4	$51.5	$54.9
Component products	6.3	8.9	12.2	16.0
Real estate management and development	18.9	18.4	21.9	29.7

Total operating income	35.5	67.7	85.6	100.6

General corporate items:
Interest income and other	3.7	4.0	8.0	7.5
Other components of net periodic pension and OPEB expense	(.7)	(.8)	(1.5)	(1.6)
Changes in market value of Valhi common stock held by subsidiaries	—	.1	(1.7)	.6
General expenses, net	(9.2)	(9.0)	(17.1)	(16.3)
Interest expense	(13.8)	(14.7)	(27.0)	(29.4)

Income before income taxes	15.5	47.3	46.3	61.4

Income tax expense	8.0	11.8	16.0	18.1

Net income	7.5	35.5	30.3	43.3

Noncontrolling interest in net income of subsidiaries	6.6	13.2	12.5	19.0

Net income attributable to Valhi stockholders	$.9	$22.3	$17.8	$24.3

Amounts attributable to Valhi stockholders:
Basic and diluted net income per share	$.03	$.78	$.62	$.85

Basic and diluted weighted average shares outstanding	28.5	28.5	28.5	28.5

VALHI, INC. AND SUBSIDIARIES

IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES

(Unaudited)

	Three months ended	Six months ended
	June 30,	June 30,
	2026 vs. 2025	2026 vs. 2025
Percentage change in TiO2 net sales:
TiO2 sales volumes	16%	10%
TiO2 product pricing	(3)	(4)
TiO2 product mix/other	(2)	(1)
Changes in currency exchange rates	2	4

Total	13%	9%